Exhibit 5.1

Tel +1.713.758.2222   Fax 713.758.2346

May 10, 2018

Enable Midstream Partners, LP

One Leadership Square

211 North Robinson Avenue, Suite 150

Oklahoma City, Oklahoma 73102

Ladies and Gentlemen:

We have acted as counsel to Enable Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Partnership of $800,000,000 aggregate principal amount of 4.950% Senior Notes due 2028 (the “Notes”), to be issued and sold pursuant to an underwriting agreement dated May 7, 2018 (the “Underwriting Agreement”), by and among the Partnership and the Representatives of the Underwriters named therein. Capitalized terms used but not defined herein shall have the meanings given such terms in the Underwriting Agreement.

The Notes are being offered and sold pursuant to a prospectus supplement, dated May 7, 2018 (the “Prospectus Supplement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on May 9, 2018, to a prospectus dated May 7, 2018 (such prospectus, as amended and supplemented by the Prospectus Supplement, the “Prospectus”), included in a Registration Statement on Form S-3 (Registration No. 333- 224698) (the “Registration Statement”), which Registration Statement became effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.

The Notes are to be issued pursuant to an Indenture (the “Base Indenture”), dated May 27, 2014, by and among the Partnership and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented and amended by the Third Supplemental Indenture (the “Supplemental Indenture”) by and between the Partnership and the Trustee, dated May 10, 2018 (the Base Indenture, as so supplemented and amended, the “Indenture”).

We have examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of (i) the organizational certificates, certificate of limited partnership or formation (as the case may be) and the limited partnership or limited liability company agreements (as the case may be) of the Partnership and Enable GP, LLC, a

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Richmond Riyadh San Francisco Taipei Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

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Delaware limited liability company (the “General Partner”), (ii) certain resolutions adopted by the Board of Directors of the General Partner relating to the registration of the Notes and related matters, (iii) the Registration Statement, (iv) the Prospectus, (v) each of the Base Indenture and the Supplemental Indenture and (vi) such other certificates, instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that, assuming the Notes have been duly authenticated by the Trustee as contemplated by the Indenture and paid for by the Underwriters as contemplated by the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Partnership, enforceable against the Partnership in accordance with their terms.

The opinions expressed herein are qualified in the following respects:

A. As to any facts material to the opinions contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Partnership.

B. We have assumed that (i) all information contained in all documents submitted to us for review is accurate and complete, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are originals and all documents submitted to us as copies conform to the originals of those documents, (iv) each certificate from governmental officials reviewed by us is accurate, complete and authentic and all public records are accurate and complete, (v) each natural person signing any document has the legal capacity to do so; (vi) each person signing any document reviewed by us in a representative capacity had the legal capacity to do so, and (vii) the Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus and the Underwriting Agreement.

C. The opinions expressed herein are limited in all respects to the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act, the laws of the State of New York and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

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D. The opinion is qualified to the extent that the enforceability of any document, instrument or security may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

E. We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the headings “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.
Vinson & Elkins L.L.P.